Exhibit 99.1

PHH CORPORATION RELEASES KEY OPERATING METRICS
FOR FOURTH QUARTER AND YEAR END 2006

Provides Update on 2006 Expected Results and 2007 Guidance

Mt. Laurel, NJ, January 24, 2007 - PHH Corporation (NYSE: PHH) today released certain key operating metrics for the fourth quarter and year ended December 31, 2006, provided an update on 2006 results, and offered 2007 guidance, in conjunction with the Company’s 2006 annual meeting of stockholders. Investors should refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) today for additional information, including a management presentation to be given at today’s stockholders’ meeting.

Most of the information contained in the attached summary tables is not derived from the Company's financial statements. Investors are cautioned that some of this information may be impacted as the Company’s financial statements are reviewed and completed. This information may be useful to investors for comparing current business activities with those of prior periods and for reviewing trends in the Company’s business, notwithstanding that information may change, perhaps materially, from what is shown on the tables.

Management Comments

Mr. Terry Edwards, president and chief executive officer, stated, “Since filing our 2005 Annual Report on Form 10-K with the SEC on November 22, 2006, we continue to be focused on preparing and filing our quarterly and annual financial statements for 2006. We expect to be current with our SEC filing obligations by the middle of the year.”

He continued, “During the fourth quarter of 2006, negative results from our servicing hedge reduced our overall results for our mortgage servicing segment. Specifically, in the last two months of 2006, the relationship between mortgage rates and 10-year swap rates tightened by 6 basis points resulting in a negative $20 million impact to the mortgage servicing segment results. Should the spread relationship between swaps and mortgages revert to historical trends, we expect that our hedge position would allow us to recoup this loss in future periods.

“Our fleet management services segment performed at or above expectations for 2006, but these results were more than offset by the loss from the combined mortgage segments. On a consolidated basis, we expect to record a pre-tax loss of between $10 million and $20 million and an after tax loss of between $22 million and $29 million for the year ended December 31, 2006.

“Based upon origination forecasts for the mortgage industry, we are targeting mortgage origination volume of $41 billion for 2007. Accordingly, we have taken steps, including a reduction in force, a reduction in IT spending, outsourcing certain back office operations, and a reduction in general and administrative expenses, which we believe will reduce the costs in our mortgage production and mortgage servicing segments by approximately $50 million in 2007. We believe that these actions, combined with an expected improvement in gain on sale margins, will return our combined mortgage segments to profitability in 2007. We will continue to evaluate additional steps to reduce costs in the combined mortgage segments.”

Mr. Edwards concluded, “Our efforts to sign new mortgage outsource clients in the second half of 2006 were delayed due to the late filing of our 2005 Annual Report on Form 10-K, however, so far in 2007 we have signed three new outsource clients with an expected combined annual origination volume of approximately $600 million. We are also in discussions with another 15 potential outsource clients with combined annual origination volume opportunity of approximately $5 billion. During 2006, our fleet management segment signed 38 new accounts representing approximately 22,000 units which are expected to phase in over the next three to five years.”

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States,1 and its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada combined.2 For additional information about the Company and its subsidiaries please visit www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2006
[2]	Automotive Fleet Fact Book, June 2006

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. As you read and consider the estimates of historic operating metrics, such as loan origination volume and average fleet units, and information regarding the appropriateness of certain accounting and tax treatments included in this press release, you should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. For example, the statements relating to our expectations regarding being current with our SEC filing obligations by the middle of the year, our expectations regarding our consolidated pre-tax and after tax losses for 2006, our expectations regarding mortgage origination volumes in 2007, our expectations regarding the impact of cost reductions, our expectations regarding an improvement in gain on sale margins in 2007 and our expectations regarding our ability to recoup hedge losses in future periods are forward-looking statements.

You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” in our periodic reports under the Securities Exchange Act of 1934, as amended, and those risk factors included as “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contact Information:
Investors:
Nancy R. Kyle
856-917-4268

Media:
Karen K. McCallson
856-917-8679

PHH Corporation
Mortgage Production and Mortgage Servicing Segments
Key Operating Metrics
Preliminary and Unaudited

Mortgage Originations and Servicing
	Three Months Ended December 31,
	2006	2005	Change	% Change
	(Dollars in millions, except average loan amount)
Loans closed to be sold	$7,209	$8,928	$(1,719)	(19)%
Fee-based closings	2,377	2,762	(385)	(14)%
Total closings	$9,586	$11,690	$(2,104)	(18)%
Purchase closings	$6,044	$7,349	$(1,305)	(18)%
Refinance closings	3,542	4,341	(799)	(18)%
Total closings	$9,586	$11,690	$(2,104)	(18)%
Fixed rate	$5,800	$6,152	$(352)	(6)%
Adjustable rate	3,786	5,538	(1,752)	(32)%
Total closings	$9,586	$11,690	$(2,104)	(18)%
Number of loans closed (units)	47,485	57,755	(10,270)	(18)%
Average loan amount	$201,862	$202,410	$(548)	—
Loans sold	$6,740	$9,548	$(2,808)	(29)%
Average loan servicing portfolio	$160,298	$149,761	$10,537	7%

	Year Ended December 31,
	2006	2005	Change	% Change
	(Dollars in millions, except average loan amount)
Loans closed to be sold	$32,390	$36,219	$(3,829)	(11)%
Fee-based closings	8,872	11,966	(3,094)	(26)%
Total closings	$41,262	$48,185	$(6,923)	(14)%
Purchase closings	$28,509	$32,098	$(3,589)	(11)%
Refinance closings	12,753	16,087	(3,334)	(21)%
Total closings	$41,262	$48,185	$(6,923)	(14)%
Fixed rate	$23,336	$22,681	$655	3%
Adjustable rate	17,926	25,504	(7,578)	(30)%
Total closings	$41,262	$48,185	$(6,923)	(14)%
Number of loans closed (units)	206,063	233,810	(27,747)	(12)%
Average loan amount	$200,238	$206,086	$(5,848)	(3)%
Loans sold	$31,598	$35,541	$(3,943)	(11)%
Average loan servicing portfolio	$159,269	$147,304	$11,965	8%

Loan Servicing Portfolio Activity
	Year Ended December 31,
	2006	2005
	(In millions)
Balance, beginning of period (1)	$154,843	$143,056
Additions (2)	35,804	48,155
Payoffs and curtailments (2)	(32,555)	(36,368)
Addition of certain subserviced home equity loans as of June 30, 2006 (3)	2,130	—
Balance, end of period (3)	$160,222	$154,843

Loan Servicing Portfolio Delinquency (4)(5)
	December 31,
	2006		2005
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
30 days	2.19%	1.93%	2.12%	1.75%
60 days	0.46%	0.38%	0.48%	0.36%
90 or more days	0.36%	0.29%	0.54%	0.38%
Total delinquency	3.01%	2.60%	3.14%	2.49%
Foreclosure/real estate owned/bankruptcies	0.80%	0.58%	1.05%	0.67%
__________
(1)	Excludes certain home equity loans subserviced for others. These amounts were approximately $2.5 billion and $2.7 billion as of January 1, 2006 and 2005, respectively.

(2)	Excludes activity related to certain home equity loans subserviced for others in the six months ended June 30, 2006 and the year ended December 31, 2005.

(3)
Prior to June 30, 2006, certain home equity loans subserviced for others were excluded from the disclosed portfolio activity. Due to a systems conversion during the second quarter of 2006, these loans subserviced for others are included in the portfolio balance as of December 31, 2006. The balance of home equity loans subserviced for others and excluded at December 30, 2005 was $2.5 billion.

(4)	Represents the loan servicing portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(5)
Certain home equity loans subserviced for others were excluded from the delinquency calculations as of December 31, 2005, but due to a systems conversion, are included in the delinquency calculations as of December 31, 2006. These loans totaled approximately $2.5 billion as of December 31, 2005 and $1.8 billion as of December 31, 2006. Had these loans been excluded from the December 31, 2006 delinquency calculations, the total delinquency would increase from 3.01% to 3.09% based on the number of loans and the total delinquency would have remained 2.60% based on the unpaid balance. In addition, the percentage of the total number of loans in foreclosure/real estate owned/bankruptcy would increase from 0.80% to 0.83% and the percentage of the unpaid balance that relates to those loans would remain 0.58%.

PHH Corporation
Fleet Management Services Segment
Key Operating Metrics
Preliminary and Unaudited

	Average for the Three Months Ended December 31,
	2006	2005	Change	% Change
	(In thousands)
Leased vehicles	337	328	9	3%
Maintenance cards	338	341	(3)	(1)%
Fuel cards	327	322	5	2%
Accident management vehicles	335	336	(1)	—

	Average for the Year Ended December 31,
	2006	2005	Change	% Change
	(In thousands)
Leased vehicles	334	325	9	3%
Maintenance cards	339	338	1	—
Fuel cards	325	321	4	1%
Accident management vehicles	331	332	(1)	—

PHH Corporation
Available Funding Under Asset-Backed Debt Arrangements and Committed Unsecured Credit Facilities
Preliminary and Unaudited

As of December 31, 2006, available funding under our asset-backed debt arrangements and committed unsecured credit facilities consisted of:

	Capacity(1)	Utilized Capacity	Available Capacity
		(In millions)
Asset-Backed Funding Arrangements
Vehicle management	$3,709	$3,541	$168
Mortgage warehouse	2,791	2,004	787
Committed Unsecured Credit Facilities (2)	2,551	1,432	1,119
__________
(1)
Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. With respect to asset-backed funding arrangements, capacity may be further limited by the availability of asset eligibility requirements under the respective agreements.

(2)
Available capacity reflects a reduction in availability due to an allocation against the facilities of $411 million which fully supports the outstanding unsecured commercial paper issued by the Company as of December 31, 2006. Under the Company’s policy, all of the outstanding unsecured commercial paper is supported by available capacity under its unsecured credit facilities with the exception of the $750 million unsecured term loan facility. The sole purpose of this non-revolving facility is for the retirement of the Company’s unsecured medium-term notes. Utilized capacity includes $415 million that was utilized to fund notes tendered under the tender and consent offer which closed on September 14, 2006. The remaining $335 million of capacity under the $750 million unsecured term loan facility included in Available capacity may only be used to fund further purchases of medium-term notes. In addition, Utilized capacity reflects $2 million of letters of credit issued under the Company’s $1.3 billion revolving credit facility.